Exhibit 10.1

PokerTek, Inc. and ICP Electronics, Inc.

Amendment to inventory purchase commitment contained in schedule A of the stock purchase agreement dated August 10, 2009

Termination of Inventory Purchase Commitment:

The obligations pursuant to Schedule A of the Stock Purchase Agreement requiring PokerTek to make 24 monthly payments of $39,389 in return for future deliveries of Heads-Up Challenge inventory shall be terminated upon execution of this agreement.

The obligations affected are contained in the following paragraph:

The balance of Sellers inventory commitment shall be amortized over a 24 month period, with payments of $39,389 per month beginning on September 10, 2009. As payments are made, or additional stock is issued, Seller shall take immediate ownership in inventory of value equal to the cash or stock payments made, and Purchaser shall retain responsibility for completing and delivering complete Heads-Up Challenge units from such inventory. Purchasers shall continue to maintain adequate insurance coverage and maintain inventory in acceptable condition.

The execution of this agreement shall not affect any other provisions of the August 10, 2009 Stock Purchase Agreement.
Payments upon Termination of Inventory Purchase Commitment:

As a consequence of ICP agreeing to terminate the remaining purchase obligations, certain inventory held by ICP will be made obsolete and will ultimately be scrapped. PokerTek agrees to make payments in US Dollars to ICP in accordance with the following schedule:

             Amount                               Payment Date

             $52,617.82                          8/5/2010

             $52,617.82                          9/1/2010

             $52,617.83                          10/1/2010

Completion of Units Previously Purchased by PokerTek:	ICP agrees to complete assembly and ship the 141 Heads-Up Challenge units previously paid for by PokerTek in accordance with the shipping schedule to be mutually agreed upon by ICP and PokerTek.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

August 5, 2010

PokerTek, Inc.

By        /s/ Mark Roberson
Name:   Mark Roberson
Title:    Chief Executive Officer

ICP Electronics, Inc.

By        /s/ Jordan Jiang
Name:   Jordan Jiang
Title:    General Manager